ING USA Annuity and Life Insurance Company
ING USA is a stock company domiciled in Iowa
(Hereinafter called we, us and our)

Market Value Adjusted Fixed Interest Account Endorsement

Endorsement Data Table

Contract Number	Endorsement Effective Date	MVA Account
[123456]	[July 1, 2008]	[The Fixed Account II]

FOR INQUIRIES, INFORMATION OR RESOLUTION OF COMPLAINTS, CALL [1-800-366-0066].

The Contract to which this Market Value Adjusted Fixed Interest Account Endorsement (this “Endorsement”) is attached is modified by the provisions of this Endorsement. The Endorsement’s provisions shall control when there is a conflict between this Endorsement and the Contract. Any capitalized terms not defined in this
Endorsement shall have the meaning given to them in the Contract.

This Endorsement adds a Market Value Adjusted Fixed Interest Account option to your Contract.

If you exercise your right to cancel or void the Contract as stated in the Contract’s “Right to Examine this
Contract” provision, the amount refunded to you will be adjusted for any applicable Market Value Adjustment as described below.

All payments and values based on the MVA Account may be subject to a Market Value Adjustment, the operation of which may cause such payments and values to increase or decrease.

1. IMPORTANT TERMS AND DEFINITIONS

In this Endorsement:

The Contract means the Contract to which this Endorsement is attached.

A Dollar Cost Averaging (“DCA”) Guarantee Period is a 6-month or 12-month Guarantee Period as we may make available for the sole purpose of allowing you to make automatic monthly transfers of all or any portion of any Premium payment allocated to the MVA Account to one or more Variable Sub-accounts. Accumulation
Value subject to a DCA Guarantee Period will earn a specified rate of interest equal to or greater than the interest rate declared for other Guarantee Periods of the same duration.

An Early Transaction is any Surrender, Withdrawal or transfer of, or application of a new Guarantee Period to, any portion of the Accumulation Value in the MVA Account more than 30 days prior to the end of the then applicable Guarantee Period. Similarly, the application of any portion of the Accumulation Value in the MVA
Account to an Annuity Plan more than 30 days before the end of the then applicable Guarantee Period is an
Early Transaction.

The Endorsement Effective Date is the date this Endorsement becomes effective. The Endorsement
Effective Date is the same as the Contract Date unless a different Endorsement Effective Date is shown in the
Endorsement Data Table above.

A Guarantee Period is the number of months or years during which Premium and any Premium Credits, if applicable, or a transfer of Accumulation Value allocated to the MVA Account earns a specified interest rate, as declared by us.

The Index Rate is the average of the ask yield, according to a national quoting service, for U.S. Treasury
Strips of a certain maturity length over a period of time. The period of time will be from the 22nd day of the

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calendar month 2 months prior to the calendar month of Index Rate determination to the 21st day of the calendar month immediately prior to the calendar month of Index Rate determination. If ask yields become unavailable, the Index Rate will be determined using a suitable replacement period as approved by the appropriate regulatory authority. We currently set the Index Rate once each calendar month, but reserve the right to do so more frequently than monthly. In no event will the average ask yield be based on a period of time less than 28 days.

A Market Value Adjustment is a positive or negative adjustment to Accumulation Value in the MVA Account as a result of an Early Transaction. The MVA Account is shown in the Endorsement Data Table.

The Market Value Adjusted Fixed Interest Account or MVA Account is part of our General Account and is established by us to hold assets supporting the fixed return benefits for this and other variable annuity or life insurance contracts.

2. PREMIUMS AND TRANSFERS

The section entitled “Premium Allocation” is deleted and replaced by the following:

You select how to distribute the Initial Premium among the available Variable Sub-accounts and the MVA
Account. We reserve the right to allocate the Initial Premium to the Specially Designated Variable Sub-
account during the Right to Examine Period. If we do so, upon expiration of the Right to Examine Period, allocation will be made proportionately in accordance with your selection.

Additional Premiums will be allocated among the Variable Sub-accounts and the MVA Account as you direct. If you do not provide such directions, allocation of Additional Premiums will be among the Variable
Sub-accounts then available and the MVA Account in proportion to the Accumulation Value in those
Variable Sub-accounts and/or the MVA Account on the date the Additional Premium is applied to the
Contract.

Premium allocations will be made as of the close of business on the Business Day such Premium is received by us. However, any Premium received after the close of regular trading on the NYSE will be allocated as of the close of business on the next Business Day.

The first paragraph of the section entitled “Transfers” is deleted and replaced by the following:

On any Business Day 30 days or more after the Contract Date and prior to the Annuity Commencement
Date, you may transfer Accumulation Value among available Variable Sub-accounts and the MVA
Account. To make a transfer, you must provide Notice to Us. A transfer of Accumulation Value from the
MVA Account may be subject to a Market Value Adjustment.

The following is added to the section entitled “Automatic Transfers (Dollar Cost Averaging)”:

Dollar Cost Averaging in the MVA Account
Prior to the Annuity Commencement Date, any Premium allocated to the MVA Account and subject to a
DCA Guarantee Period will be automatically transferred to one or more Variable Sub-accounts, on a monthly basis, subject to the following:

(1)	Automatic transfers from the MVA Account cannot begin until the first Business Day 30 days or more after the Contract Date.

(2)	You must specify the Variable Sub-accounts to which the transfers are to be made.

(3)	The transfer date will be the Business Day on or following the same day each month as the Contract Date. If this day is later than the 28th day of the month, the transfer date will be the first Business Day of the following month. No automatic transfers will be made after the Annuity Commencement Date.

(4)	The minimum monthly transfer amount is $100.

(5)	The amount that will be transferred each month is that portion of the Accumulation Value in the MVA Account subject to a DCA Guarantee Period divided by the number of months in the applicable DCA

Guarantee Period. The last transfer will include the interest earned during the DCA Guarantee Period.

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(6)	Transfers of Accumulation Value from a Variable Sub-account to the MVA Account are not eligible for automatic transfer from the MVA Account.

Dollar cost averaging of Accumulation Value in the MVA Account subject to a DCA Guarantee Period may not be modified or discontinued, and the entire balance of such Accumulation Value will be transferred by the end of the applicable DCA Guarantee Period. Automatic transfers are not subject to any excess transfer charges, Market Value Adjustment or limitations pertaining to frequent trading.

The following is added to the section entitled “Automatic Rebalancing”:

Automatic rebalancing is not available for and will not apply to any Accumulation Value in the MVA
Account.

3. CONTRACT VALUE

The following section is added:

The MVA Account
The transfer of Accumulation Value and any Premium, including any Premium Credits thereon, if applicable, allocated to the MVA Account earns interest at an annual interest rate declared in advance by us, based on the Guarantee Period you elect. You may elect to apply one or more Guarantee Periods, from among those then offered by us, to all or any portion of any transfer of Accumulation Value or any
Premium, and any Premium Credits thereon, if applicable, allocated to the MVA Account. You may also elect to change the Guarantee Period applicable to any portion of the Accumulation Value in the MVA
Account, with the exception of Accumulation Value subject to a DCA Guarantee Period. However, in no case may a Guarantee Period elected extend beyond the Annuity Commencement Date.

Any interest rate declared applies to that specific Premium and any Premium Credits thereon, if applicable, transfer or portion of Accumulation Value in the MVA Account and is guaranteed not to change for a single duration of that specific Guarantee Period only. Any Accumulation Value in the MVA Account subject to an Early Transaction will earn the declared interest rate only until the date of the Early Transaction.

Changes within the MVA Account
We may, from time to time, make available Guarantee Periods of durations other than those available on the Contract Date. We also have the right to discontinue renewing any or all Guarantee Periods or discontinue offering any or all Guarantee Periods for Additional Premiums or transfers. However, if we exercise this right, such discontinuance will not apply to any portion of the Accumulation Value then allocated to the MVA Account until the end of the applicable Guarantee Period.

Renewal
We will notify you at least 30 days prior to the end of any Guarantee Period then applicable to any portion of the Accumulation Value in the MVA Account and advise you of your options. If you do not provide
Notice to Us otherwise by the time the applicable Guarantee Period ends, a new Guarantee Period of the same length will be applied to that portion of the Accumulation Value. If a similar Guarantee Period is not then available, we will apply the next shortest Guarantee Period that is available. If no shorter Guarantee
Period is then available, the Accumulation Value subject to the Guarantee Period then ending will be transferred to the Specially Designated Variable Sub-account.

If the period remaining from the end of the Guarantee Period then ending to the Annuity Commencement
Date is less than the Guarantee Period you elect or the Guarantee Period then ending, the next shortest
Guarantee Period then available that does not extend beyond the Annuity Commencement Date will be offered to you. If no Guarantee Period is available that does not extend beyond the Annuity
Commencement Date, the applicable Accumulation Value will be transferred to the Specially Designated
Variable Sub-account.

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Market Value Adjustments
A Market Value Adjustment may be applied to any Accumulation Value in the MVA Account subject to an
Early Transaction. During the Right to Examine Period, the Market Value Adjustment is determined by multiplying the Accumulation Value in the MVA Account subject to the Early Transaction by

( 1 + I)	N/365

(1 + J)		- 1

After the Right to Examine Period ends, the Market Value Adjustment is determined by multiplying the Accumulation Value in the MVA Account subject to the Early Transaction by

(1 + I)	N/365

(1 + J + .0025)		- 1

In each of the Market Value Adjustment calculations above:

I	is an Index Rate, calculated using the month that the then applicable Guarantee Period was first applied to that portion of the Accumulation Value subject to the Early Transaction as the month of determination and using U.S. Treasury Strips with a maturity length equal to the then applicable Guarantee Period;

J	is an Index Rate, calculated using the month in which the calculation is being made as the month of determination and using U.S. Treasury Strips with a maturity length equal to the number of years left in the then applicable Guarantee Period (rounded up to the next whole year); and

N	is the remaining number of days in the then applicable Guarantee Period at the time of calculation.

Market Value Adjustments will be applied as follows:

(1)	The Market Value Adjustment will be calculated on the amount of Accumulation Value of the Early Transaction before deduction of any applicable Surrender charge or any recapture of Premium Credits, if applicable.

(2)	If an Early Transaction includes all of the Accumulation Value to which the then current Guarantee Period is applicable, the Market Value Adjustment will be calculated on the total Accumulation Value and will adjust the total Accumulation Value upwards or downwards, as applicable.

(3)	If an Early Transaction includes only a portion of the Accumulation Value to which the then current Guarantee Period is applicable and you request to receive a specific net amount, the following applies:

(a) The Market Value Adjustment will be calculated on and applied to the total amount of Accumulation Value that must be withdrawn, transferred or applied to an Annuity Plan in order to provide you the net amount that you requested (after application of Market Value Adjustment and deduction of applicable Surrender charges and any recapture of Premium Credits, if applicable).

(b) If the Market Value Adjustment, any recapture of Premium Credits if applicable, and any applicable Surrender charges causes the total amount of Accumulation Value upon which the Market Value Adjustment is calculated to be more than the total amount of the Accumulation Value to which that Guarantee Period applies, we will calculate the Market Value Adjustment as described in paragraph (2) above.

(4)	If an Early Transaction includes only a portion of the Accumulation Value to which the then current Guarantee Period is applicable and you request that a specific gross amount be deducted from your Accumulation Value, the Market Value Adjustment will be calculated on the amount of Accumulation Value specified by you and will adjust such Accumulation Value upwards or downwards, as applicable.

The first paragraph of the section entitled “The Accumulation Value” is deleted and replaced by the following:

The Accumulation Value of the Contract is the sum of the Accumulation Value in the MVA Account and the
Variable Sub-accounts. Each Variable Sub-account and the MVA Account will be valued at the end of each Business Day for the preceding Valuation Period.

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The following provision is added to the section entitled “The Accumulation Value”:

Calculating the Value of the MVA Account
On the Contract Date, the Accumulation Value in the MVA Account equals the Initial Premium allocated to the MVA Account, plus any Premium Credits, if applicable, less any Premium Tax, if applicable.

On each Business Day thereafter, the Accumulation Value in the MVA Account is calculated as follows:

(1)	We start with the Accumulation Value in the MVA Account on the preceding Business Day.

(2)	We calculate and add to (1) the interest to be credited to the MVA Account for the current Valuation Period.

(3)	We add to (2) any Additional Premium less Premium Taxes if applicable, plus any Premium Credits, if applicable, allocated to the MVA Account during the current Valuation Period.

(4)	We add or subtract transfers to or from the MVA Account, including any applicable Market Value Adjustments, during the current Valuation Period.

(5)	We subtract from (4) any Withdrawals from the MVA Account, including any Market Value Adjustments, any recapture of Premium Credits, if applicable, and any applicable Surrender charges, during the current Valuation Period.

(6)	We subtract from (5) the amount of any other charges allocated to the MVA Account.

The “Annual Administrative Charge” provision in the section entitled “Charges and Expenses” is deleted and replaced by the following:

We may assess an annual administrative charge to cover a portion of our ongoing administrative expenses. The charge is deducted from the Accumulation Value in each Variable Sub-account on each
Contract Anniversary prior to the Annuity Commencement Date, on the Annuity Commencement Date or
at Surrender in the same proportion that the Accumulation Value in that Variable Sub-account bears to the total Accumulation Value in all Variable Sub-accounts on that date. If no Variable Sub-accounts remain or the Accumulation Value in the Variable Sub-accounts is insufficient to pay the charge, the annual administrative charge will be deducted from the Accumulation Value in the MVA Account, starting with that portion of the Accumulation Value nearest the end of its applicable Guarantee Period until the charge has been paid. If the Contract Anniversary, Annuity Commencement Date or Surrender falls on a non-Business Day, the charge is calculated at the close of business on the next Business Day. We may, at any time, charge less but will never charge more than the annual administrative charge shown in the
Contract Schedule. At the time of deduction, this charge will be waived if:

(1)	The Accumulation Value is at least $100,000; or

(2)	The sum of Premiums received to date is at least $100,000.

We may, at any time, reduce but will never increase the amounts stated above for waiving the annual administrative charge.

The “Excess Transfer Charge” provision in the section entitled “Charges and Expenses” is deleted and replaced by the following:

We may asses a charge for each transfer in excess of 12 per Contract Year. Any excess transfer charge will be deducted from the Accumulation Value in the MVA Account or the Variable Sub-account(s) from which a transfer is made. The transfer of Accumulation Value from the MVA Account or any Variable Sub-
account is deemed to be one transfer regardless of how that Accumulation Value is subsequently allocated. We may, at any time, charge less but will never charge more than the excess transfer charge shown in the Contract Schedule.

The first paragraph of the “Surrender Charge” provision in the section entitled “Charges and
Expenses” is deleted and replaced by the following:

A Surrender charge may be imposed as a percentage of Premium not previously withdrawn if the Contract is Surrendered or a Withdrawal is made. The percentage imposed at the time of Surrender or Withdrawal of a particular Premium depends on the number of complete years that have elapsed since that particular
Premium was paid. Unless you direct otherwise, Surrender charges will be deducted from all Variable
Sub-accounts on a pro-rata basis. If no Variable Sub-accounts remain or the Accumulation Value in the

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Variable Sub-accounts is insufficient to pay all Surrender charges, any Surrender charges remaining will be deducted from the Accumulation Value in the MVA Account, starting with that portion of the
Accumulation Value nearest the end of its applicable Guarantee Period until all such charges have been paid. Surrender charges are shown in the Contract Schedule.

The second paragraph of the “Premium Tax” provision in the section entitled “Charges and Expenses”
is deleted and replaced by the following:

If Premium Tax is not deducted when it is incurred, we have the right to deduct any Premium Tax then due when the Contract is Surrendered, a Withdrawal is taken or the Death Benefit is paid. We have the right to change the amount we charge for any Premium Tax on future Premiums to conform with changes in the law or if you change your state of residence. Unless you direct otherwise, any Premium Taxes will be deducted from all Variable Sub-accounts and from Accumulation Value in the MVA Account subject to the Guarantee Periods you have elected on a pro-rata basis.

The following is added to the “Consolidated Charge Deduction Option” provision in the section entitled “Charges and Expenses”:

If the charges are greater than the Accumulation Value in the Variable Sub-accounts, any remaining charges will be deducted from the Accumulation Value in the MVA Account starting with that portion of the
Accumulation Value nearest the end of its applicable Guarantee Period until such charges have been paid.

4. CONTRACT BENEFITS

The following is added to the section entitled “Contract Surrender”:

In calculating the Cash Surrender Value, any applicable Market Value Adjustment is applied before deducting any other applicable fees and charges, including those incurred but not yet deducted.

The first paragraph of the section entitled “Withdrawals” is deleted and replaced by the following:

At any time prior to the Annuity Commencement Date, you may withdraw a portion of the Accumulation
Value, subject to the terms and conditions stated below, by providing Notice to Us. All Withdrawals may be reduced by the amount of any Premium Tax assessed, any redemption fees, any recapture of Premium
Credits, if applicable, and any applicable Surrender charges. Unless you direct otherwise, Withdrawals will be withdrawn first from all Variable Sub-accounts on a pro-rata basis. If no Accumulation Value remains in the Variable Sub-accounts, Withdrawals will be withdrawn from Accumulation Value in the MVA
Account, starting with that portion of the Accumulation Value nearest the end of its applicable Guarantee
Period until the requested amount has been withdrawn.

The following is added to the section entitled “Withdrawals”:

The maximum systematic Withdrawal that may be taken from the MVA Account is the amount of interest earned during the prior month, quarter or year, depending on the frequency of Withdrawals elected by you.

The first paragraph of the section entitled “The Death Benefit” is deleted and replaced by the following:

If any Owner (any Annuitant if any Owner is not an individual) dies before the Annuity Commencement
Date, we will pay the Death Benefit to the primary Beneficiary. If all primary Beneficiaries die before any
Owner (any Annuitant, if applicable), the Death Benefit is paid to the Contingent Beneficiary, if any. Only one Death Benefit is payable under this Contract. If there are multiple Beneficiaries, the Death Benefit will be paid in equal shares to all Beneficiaries in the same class unless you provide Notice to Us directing otherwise. The Death Benefit is the greater of:

(1)	The Accumulation Value less any recapture of Premium Credits, if applicable; or

(2)	The Cash Surrender Value.

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5. OTHER IMPORTANT INFORMATION

The following is added to the section entitled “Annual Report to Owner”:

In addition to the other information provided, the annual report sent to you will include the allocation of
Accumulation Value within the MVA Account as of the beginning and end dates of the current report period.

The following is added to the section entitled “Payments We May Defer”:

With respect to any portion of the Accumulation Value allocated to the MVA Account, we may defer payment of any Surrender or Withdrawal for up to 6 months after we receive a request for it, contingent upon written approval by the insurance supervisory official in the jurisdiction in which this Contract is issued.

In all other respects, the Contract is unchanged.

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